Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Stock Option and Grant Plan of Voyager Therapeutics, Inc., the 2015 Stock Option and Incentive Plan of Voyager Therapeutics, Inc., and the 2015 Employee Stock Purchase Plan of Voyager Therapeutics, Inc. of our report dated June 19, 2015, except for Note 15(b) as to which the date is October 30, 2015, with respect to the financial statements of Voyager Therapeutics, Inc. included in its Registration Statement on Form S-1 (No. 333-207367), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 12, 2015